Exhibit 99.1

CONTACT:	Rodney Carter, senior vice president and chief financial officer Phone: (858) 202-7848

PETCO’s Second-Quarter Sales Grow 10% to $531 Million

•	Comparable Store Net Sales Increase 3.4%

•	Services Sales Increase 20%

•	Earnings Per Share of $0.17, Including Merger-Related Costs and Discrete Tax Items

•	Pro Forma Earnings Per Share of $0.25, Including $0.01 of Discrete Tax Benefit

SAN DIEGO (August 17, 2006) – PETCO Animal Supplies, Inc. (NASDAQ: PETC) today reported net sales of $531.1 million in the second quarter of fiscal 2006, an increase of 10.0 percent from the year-earlier period. Comparable store net sales increased 3.4 percent, on top of a 2.6 percent increase in the prior year’s second quarter. Sales in the company’s Services business in the second quarter increased 19.7 percent over the same period last year.

Net earnings in the second quarter 2006 were $9.9 million, or $0.17 per diluted share. Second quarter results include after-tax merger-related costs of $4.5 million, or approximately $0.08 per diluted share, associated with the merger agreement announced in July 2006 and a tax benefit of $0.5 million, or approximately $0.01 per diluted share, associated with discrete tax items occurring in the second quarter. Second quarter results also include after-tax equity-based compensation expense of $1.7 million, or approximately $0.03 per diluted share, associated with the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, (FAS 123(R)) in the first quarter. Excluding merger-related costs, pro forma net earnings for the second quarter of fiscal 2006 were $14.5 million, or $0.25 per diluted share. For second quarter 2005, the company reported net earnings of $18.0 million, or $0.31 per diluted share.

“PETCO executed on our strategic initiatives and delivered a solid second quarter reflecting sequential improvement in reported financial results,” said James M. Myers, PETCO chief executive officer.

Second-Quarter Operating Results

Gross margin for the second quarter was 31.6 percent, compared with 33.1 percent in the second quarter of 2005. Approximately 90 basis points of the gross margin decline were related to increases in store occupancy and in distribution expenses due to the company’s increased number of store openings in recent years, higher utility costs and gas prices, as well as investments in the supply chain. The remainder was due primarily to lower levels of vendor support, higher levels of shrinkage and strong growth in lower-margin service sales. In addition, the company experienced greater success building traffic in lower-margin food sales as it refined its marketing efforts and began transforming its merchandising function into a category management organization aligned around key customer groups.

SG&A expenses as a percentage of sales for the second quarter were 26.5 percent, compared with 26.2 percent in the prior-year period. The adoption of FAS 123(R) represented an increase of approximately 50 basis points, which was partially offset by savings in store and corporate operating expenses.

Operating income for the second quarter was $22.5 million. Excluding the costs associated with the planned merger, operating income for the second quarter would have been $27.2 million, compared to operating income for the second quarter 2005 of $33.5 million.

During the second quarter of 2006, PETCO generated approximately $38 million of operating cash flow and invested $23 million in capital expenditures.

First–Half Operating Results

Net sales in the first half of fiscal 2006 were $1.1 billion, an increase of 9.3 percent from the same period last year. Comparable store net sales increased 2.8 percent on top of a 3.8 percent increase in the prior year.

Net earnings for the first half of fiscal 2006 were $20.9 million, or $0.36 per diluted share, compared with net earnings of $35.3 million, or $0.60 per diluted share, in the prior period.

The first half of fiscal 2006 includes after-tax equity-based compensation expense of $4.9 million, or approximately $0.08 per diluted share, associated with the adoption of FAS 123(R) in the first quarter. The first half results also include after-tax merger-related costs of approximately $4.5 million, or approximately $0.08 per diluted share, associated with the merger agreement announced in July 2006 and a tax benefit of approximately $0.5 million, or approximately $0.01 per diluted share, associated with discrete tax items occurring in the second quarter. Excluding merger-related costs, pro forma net earnings for the first half of fiscal 2006 were $25.5 million, or $0.44 per diluted share. Further excluding the effects of FAS123(R), pro forma net earnings would have been $30.3 million, or $0.52 per diluted share.

During the first half of fiscal 2006, the company generated approximately $57 million of operating cash flow and invested $45 million in capital expenditures.

The first half of fiscal 2005 included an after-tax charge of $1.5 million, or $0.03 per diluted share, for debt retirement costs. Excluding this item, pro forma net earnings for the first half of fiscal 2005 were $36.7 million, or $0.63 per diluted share.

Store Expansion Program

PETCO opened 19 new stores, or 18 net of relocations and closings, during the second quarter of fiscal 2006, increasing its store base to 817 locations. PETCO continued its ongoing program to refresh its stores, remodeling 17 stores in the second quarter. Year-to-date PETCO has opened 40 new stores, or 38 net of relocations and closings, and remodeled 26 stores.

PETCO will continue to advance its national presence in 2006 by opening approximately 90 new stores, or approximately 75 new stores net of relocations and closings. The company expects to open approximately 30 new stores in the third quarter 2006. In addition, the company expects to remodel approximately 35 stores for the full year 2006.

Methodology for Calculating Comparable Store Net Sales Percentage Change

As previously discussed in the company’s reports of fourth quarter 2005 and first quarter 2006 earnings, following two full years of reporting net sales under EITF 03-10, the company refined its methodology for calculating its comparable store net sales percentage change. Beginning with the first quarter of fiscal 2006, the calculation excludes non-point-of-sale, PETCO-specific vendor sales incentives. The change will not impact reported revenue, earnings or cash flow. The current and prior year’s comparable store net sales percentage changes reflect the company’s refined calculation methodology.

Agreement and Plan of Merger

As announced on July 13, 2006, PETCO entered into a merger agreement with Rover Holdings Corp., a Delaware corporation (“Buyer”), and Rover Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), pursuant to which Merger Sub will merge with and into the company, with the company as the surviving corporation. Pursuant to the merger agreement, at the effective time of the merger, each issued and outstanding share of the company’s common stock will be canceled and converted automatically into the right to receive $29.00 in cash, without interest.

Outlook for the Full Fiscal Year 2006

The company continues to maintain a cautious outlook given the current state of the overall retail environment. For 2006, the company continues to expect a comparable store net sales increase in the low-to-mid single digits, or approximately 2 percent to 4 percent, and now expects earnings per diluted share in the range of $1.24 to $1.30, including the effect of accounting for equity-based compensation. This earnings outlook excludes any merger-related costs and no longer reflects an anticipated share repurchase benefit of approximately $0.02 per diluted share, beyond the repurchase effect in the first quarter, which was included in the prior guidance. It also reflects the continued near-term gross margin impact of the company’s refined marketing efforts, current sales mix and the transition of its merchandising organization into a focused category management organization and is consistent with the information provided under confidentiality agreements during due diligence associated with the merger.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. It operates 817 stores in 49 states and the District of Columbia, as well as a leading destination for online pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $31 million in support of more than 3,800 non-profit grassroots animal welfare organizations around the nation.

Forward-Looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to comparable store net sales, expected earnings per share, the effect of investments in the business as well as other efforts to improve business metrics and attributes, the effect of growth and expansion strategies, the effect of FAS 123(R), reference to our planned merger, and the ability to achieve operational efficiencies. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations, remediation of any internal control deficiencies, outcome of existing litigation, dependence on senior management, risks associated with completion of the planned merger, and ability to realize on investments made in the business. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 28, 2006. PETCO disclaims any intent or obligation to update these forward-looking statements.

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Quarter Ended 7/29/2006	Quarter Ended 7/30/2005	Quarter Ended 7/29/2006	Quarter Ended 7/30/2005
Net sales	$531,134	$482,746	$531,134	$482,746
Cost of sales and occupancy costs	363,257	322,744	363,257	322,744

Gross profit	167,877	160,002	167,877	160,002
Selling, general and administrative expenses	140,670	126,483	140,670	126,483
Merger-related costs	4,726	—	—	—

Operating income	22,481	33,519	27,207	33,519
Interest expense, net	3,680	3,619	3,680	3,619
Debt retirement costs	—	—	—	—

Earnings before income taxes	18,801	29,900	23,527	29,900
Income taxes	8,886	11,870	9,066	11,870

Net earnings	$9,915	$18,030	$14,461	$18,030

Net earnings per share, basic	$0.17	$0.31	$0.25	$0.31
Net earnings per share, diluted	$0.17	$0.31	$0.25	$0.31
Basic weighted average number of shares	57,188	57,778	57,188	57,778
Diluted weighted average number of shares	57,676	58,517	57,676	58,517

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP Financial Measures to Pro Forma Financial Measures

(Unaudited, in thousands, except per share data)

	Quarter Ended 7/29/2006	Quarter Ended 7/30/2005
Reconciliation of GAAP to Pro Forma Operating Income
GAAP operating income	$22,481	$33,519
Adjustments:
Merger-related costs	4,726	—

Pro forma operating income	$27,207	$33,519

Reconciliation of GAAP to Pro Forma Net Earnings
GAAP net earnings	$9,915	$18,030
Adjustments:
Merger-related costs	4,726	—
Tax effect of adjustment	(180)	—

Pro forma net earnings	$14,461	$18,030

GAAP net earnings per common share, diluted	$0.17	$0.31
Pro forma net earnings per common share, diluted	$0.25	$0.31
Diluted weighted average number of shares (GAAP and Pro forma)	57,676	58,517

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	26 Weeks Ended 7/29/2006	26 Weeks Ended 7/30/2005	26 Weeks Ended 7/29/2006	26 Weeks Ended 7/30/2005
Net sales	$1,052,126	$962,340	$1,052,126	$962,340
Cost of sales and occupancy costs	715,421	640,285	715,421	640,285

Gross profit	336,705	322,055	336,705	322,055
Selling, general and administrative expenses	287,564	253,914	287,564	253,914
Merger-related costs	4,726	—	—	—

Operating income	44,415	68,141	49,141	68,141
Interest expense, net	7,172	7,205	7,172	7,205
Debt retirement costs	—	2,447	—	—

Earnings before income taxes	37,243	58,489	41,969	60,936
Income taxes	16,300	23,220	16,480	24,192

Net earnings	$20,943	$35,269	$25,489	$36,744

Net earnings per share, basic	$0.36	$0.61	$0.44	$0.64
Net earnings per share, diluted	$0.36	$0.60	$0.44	$0.63
Basic weighted average number of shares	57,414	57,742	57,414	57,742
Diluted weighted average number of shares	57,844	58,560	57,844	58,560

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP Financial Measures to Pro Forma Financial Measures

(Unaudited, in thousands, except per share data)

	26 Weeks Ended 7/29/2006	26 Weeks Ended 7/30/2005
Reconciliation of GAAP to Pro Forma Operating Income
GAAP operating income	$44,415	$68,141
Adjustments:
Merger-related costs	4,726	—

Pro forma operating income	$49,141	$68,141

Reconciliation of GAAP to Pro Forma Net Earnings
GAAP net earnings	$20,943	$35,269
Adjustments:
Merger-related costs	4,726	—
Debt retirement costs	—	2,447
Tax effect of adjustments	(180)	(972)

Pro forma net earnings	$25,489	$36,744

GAAP net earnings per common share, diluted	$0.36	$0.60
Pro forma net earnings per common share, diluted	$0.44	$0.63
Diluted weighted average number of shares (GAAP and Pro forma)	57,844	58,560

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, In thousands)

	July 29, 2006	January 28, 2006
ASSETS
Cash and cash equivalents	$23,420	$39,524
Receivables, net	20,010	20,422
Merchandise inventories	195,853	183,336
Other current assets	36,706	30,609

Total current assets	275,989	273,891
Fixed assets, net	381,315	377,394
Goodwill	41,898	40,227
Other assets	20,153	18,163

	$719,355	$709,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$88,509	$90,834
Accrued expenses and other current liabilities	165,197	158,694
Current portion of long-term debt	—	1,755

Total current liabilities	253,706	251,283
Senior credit facility	55,000	60,000
Senior subordinated notes payable	89,267	89,267
Deferred rent and other liabilities	92,175	92,287

Total liabilities	490,148	492,837
Stockholders’ equity	229,207	216,838

	$719,355	$709,675